Rule 424(b)(2)
                                            File No. 1 (9019)
                                            Registration Statement No. 333-20133


     Pricing Supplement No. 6 dated 9/23/97

     (To Prospectus dated March 14, 1997 and
     Prospectus Supplement dated March 18, 1997)

     STAR BANC CORPORATION
     MEDIUM-TERM NOTES - FIXED RATE SENIOR NOTES       CUSIP No. 85508FAF1



     Trade Date:  9/23/97                  Interest Rate:  6.21%
     Principal Amount: $16,140,000.00      Interest Payment Date(s): March 26 &
                                                             September 26
     Currency:  US Dollar                  Regular Record Date(s): March 15,
                                                             September 15
     Issue Price:  100.00                  Maturity Date:  September 26, 2000
     Selling Agent's Commission: $4,357.80 Original Issue Date:  9/26/97
                                           Net Proceeds to Issuer:
                                                           $16,135,642.20



     FORM:            X  Book-Entry
                         Certificated

     REDEMPTION:     The Notes will be redeemable by the Company at any time
                     prior to Maturity with a Make-Whole Premium, unless one of the below is checked:
                      X  The Notes cannot be redeemed prior to maturity
                         The Notes may be redeemed prior to maturity without a Make-Whole Premium
                              Redemption Commencement Date:
                              Initial Redemption Percentage:
                              Annual Redemption Percentage Reduction:

     REPAYMENT:       X  The Notes cannot be repaid prior to maturity
                         The Notes can be repaid prior to maturity at the option of the holder
                         Optional Repayment Price:
                         Optional Repayment Date:

     DISCOUNT NOTE:   X  No
                         Yes
                         Total Amount of OID:          Original Yield to
                                                       Maturity:
                         Initial Accrual Period OID:
                         Method Used to Determine Yield for Initial Accrual
                         Period:
                              Approximate     Exact







     OPTION TO RESET
     INTEREST:        X  No
                         Yes, at the option of the Company
                         Optional Reset Date(s)

     OPTION TO EXTEND
     MATURITY:        X  No
                         Yes, at the option of the Company
                         Extension Period(s):          Number of Extension
                                                       Periods:
                         Final Maturity:

     INDEXED NOTE:    X  No      Yes (see additional terms attached)

     AMORTIZING
     NOTE:            X  No      Yes (see additional terms attached)

     CAPACITY:            X  Agent           Principal

     IF AS
     PRINCIPAL:          The Notes are being offered at varying prices related
                         to prevailing market prices at the time of resale.

                         The Notes are being offered at a fixed initial public
                         offering price of    % of Principal Amount.  The Notes
                         are being reoffered to dealers with a reallowance not
                         to exceed    % of the Commission or Fee.

     ADDITIONAL TERMS: Notwithstanding anything to the contrary in the Prospectus or Prospectus Supplement to which this Prospectus Supplement relates, Star Bank, N.A., an affiliate of the Company will serve as the Authenticating Agent and Paying Agent for the Notes.

                                [MERRILL LYNCH & CO.]